Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 combines the historical consolidated statements of operations for NCS Multistage Holdings, Inc. (“NCS”) and Spectrum Tracer Services, LLC (“Spectrum”), giving effect to the acquisition of Spectrum and related financing as if it had occurred on January 1, 2017. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 is not included as amounts related to Spectrum are reflected in the balance sheet included in NCS’s Annual Report on Form 10-K for the year ended December 31, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition of Spectrum, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements have been presented for informational purposes only. Such pro forma information is not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition and related financing been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles and the regulations of the Securities and Exchange Commission (“SEC”). The acquisition accounting is dependent upon certain valuations of the acquired assets and liabilities and is assumed preliminary as management is still reviewing the acquired assets and liabilities’ existence, characteristics and assumptions. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements in accordance with the rules and regulation of the SEC. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed financial information was based on and should be read in conjunction with the consolidated financial information of NCS and Spectrum. The NCS consolidated financial information has been filed separately by NCS with the SEC.

NCS MULTISTAGE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands, except per share data)

	NCS Multistage Holdings, Inc.	Spectrum Tracer Services, LLC from January 1, 2017 to August 31, 2017	Pro Forma Adjustments		Pro Forma Combined
Revenues
Product sales	$144,666	$—	$—		$144,666
Services	56,968	19,083	(239)	a	75,812
Total revenues	201,634	19,083	(239)		220,478
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	76,288	—	—		76,288
Cost of services, exclusive of depreciation and amortization expense shown below	22,504	7,792	—		30,296
Total cost of sales, exclusive of depreciation and amortization expense shown below	98,792	7,792	—		106,584
Selling, general and administrative expenses	64,707	8,704	(523)	b	72,888
Depreciation	3,193	648	149	c	3,990
Amortization	24,458	—	1,118	d	25,576
Change in fair value of contingent consideration	5,525	—	—		5,525
Income (loss) from operations	4,959	1,939	(983)		5,915
Other income (expense)
Interest expense, net	(4,306)	(56)	(750)	e	(5,112)
Other income, net	1,085	12	—		1,097
Foreign currency exchange gain	224	—	—		224
Total other expense	(2,997)	(44)	(750)		(3,791)
Income (loss) before income tax	1,962	1,895	(1,733)		2,124
Income tax expense (benefit)	670	290	(293)	f	667
Net income (loss)	1,292	1,605	(1,440)		1,457
Net loss attributable to non-controlling interest	(810)	—	—		(810)
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$2,102	$1,605	$(1,440)		$2,267
Earnings per common share
Basic earnings per common share attributable to NCS Multistage Holdings, Inc.	$0.05				$0.05
Diluted earnings per common share attributable to NCS Multistage Holdings, Inc.	$0.05				$0.05
Weighted average common shares outstanding
Basic	40,484		236	g	40,720
Diluted	43,583		236	g	43,819

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial information.

NCS MULTISTAGE HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1.   Description of Transaction

On August 31, 2017, NCS acquired 100% of the equity interests in Spectrum in exchange for approximately $83 million, subject to certain adjustments, which was comprised of (i) approximately $76 million in cash and (ii) 0.4 million shares of our common stock using a fair market value of $19.42 per share. The cash portion was funded with available cash and borrowings under NCS’s senior secured revolving credit facility. NCS believes Spectrum’s tracer diagnostics services strengthens its ability to provide its customers with actionable data and analysis to optimize oil and natural gas well completions and field development strategies.

The acquisition of Spectrum includes an earn-out provision that could provide up to $12.5 million in additional cash consideration to Spectrum’s former unitholders if Spectrum’s actual gross profit during the earn-out period that commenced on October 1, 2017 and ends on December 31, 2018 is greater than the earn-out threshold.

On August 31, 2017, NCS and certain of its subsidiaries also entered into an amendment to its senior secured revolving credit facility, which increased the loan commitment available to Pioneer Investment, Inc., a U.S. subsidiary of NCS, to $50.0 million from $25.0 million. The loan commitment available under the senior secured revolving credit facility to NCS Multistage, Inc., a Canadian subsidiary of NCS, remained at $25.0 million.

Note 2.   Basis of Presentation

The unaudited pro forma condensed consolidated financial information is based on NCS’s and Spectrum’s historical consolidated financial statements as adjusted to give pro forma effect to the Spectrum acquisition in addition to the related financing. The pro forma effects relate to events that are (i) directly attributable to the Spectrum acquisition and the related financing, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by NCS’s management to estimate the effect of the acquisition, borrowings under the senior secured revolving credit facility and other adjustments. The purchase price allocation and adjustments to provisional amounts may occur as NCS continues to analyze information. These amounts will be finalized as soon as practicable, but not later than one year from the acquisition date.

For purposes of the unaudited pro forma condensed consolidated statement of operations, the acquisition and its related financing were assumed to have occurred as of January 1, 2017.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Spectrum acquisition and its related financing been completed and does not intend to project the future financial results after the Spectrum acquisition and its related financing. Additionally, the unaudited pro forma condensed consolidated financial information does not reflect any potential impact of any revenue enhancements, synergies, operating efficiencies or cost savings that may be achieved or any integration costs that do not have a continuing impact.

Accounting Policies

The Spectrum acquisition was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method of accounting, the total consideration transferred in connection with the acquisition is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their fair values. The excess of the consideration transferred over the net tangible and identifiable intangible assets acquired is recorded as goodwill.

The accounting policies used in the preparation of the unaudited pro forma condensed consolidated financial information are those set out in NCS’s consolidated financial statements as of and for the year ended December 31, 2017. With the information currently available, NCS has determined that, other than those pro forma accounting policy adjustments identified, and as more fully described in (a) of

Note 5, no other significant accounting policy adjustments are necessary to conform Spectrum’s combined financial statements to the accounting policies used by NCS in the preparation of the unaudited pro forma condensed consolidated financial information.

Note 3.   Consideration Transferred

The following details the fair value of the consideration transferred to effect the acquisition of Spectrum (in thousands):

Consideration
Cash consideration (a)	$76,485
Equity consideration (b)	6,907
Earn-out liability recognized (c)	352
Total consideration	$83,744

______________________

(a)	Cash consideration was funded by available cash on hand and $20.0 million of borrowings under NCS’s senior secured revolving credit facility.
(b)

Equity consideration is comprised of 355,658 shares of NCS’s common stock issued to certain unitholders of Spectrum who elected to have a portion of the consideration paid to them in equity. The number of shares of NCS common stock provided to such unitholders was calculated by dividing the portion of consideration elected to be paid in equity by $19.42, the fair market value of NCS’s common stock on the closing date, which was valued using a five-day volume weighted average price from the date immediately prior to closing.

(c)

The fair value of the earn-out recognized on the acquisition date was $0.4 million. The earn-out payment can be up to an additional $12.5 million in cash consideration to Spectrum’s former unitholders, with the amount to be paid based on the extent to which the actual gross profit exceeds the earn-out threshold during the earn-out period that commenced on October 1, 2017 and ends on December 31, 2018.

Note 4.   Preliminary Purchase Price Allocation

The following is a preliminary estimate of the assets acquired and the liabilities assumed by NCS, reconciled to the estimate of consideration expected to be transferred (in thousands):

Cash	$1,326
Accounts receivable	4,648
Inventories	3,761
Other current assets	480
Property and equipment	4,725
Intangible assets	31,900
Other long-term assets	26
Total identifiable assets acquired	46,866
Accounts payable—trade	454
Accrued expenses	436
Income taxes payable	228
Other current liabilities	44
Deferred tax liability	956
Other long-term liabilities	1,191
Total liabilities assumed	3,309
Net identifiable assets acquired	43,557
Goodwill	40,187
Net assets acquired	$83,744

Note 5.   Unaudited Pro Forma Adjustments to Historical Financial Information

The unaudited pro forma condensed consolidated statement of operations gives effect to the following adjustments:

(a)	Service revenue

Represents the revenue removed from Spectrum’s historical financials to conform with NCS’s revenue recognition accounting policy.

(b)	Selling, general and administrative expenses

Represents an adjustment of $0.9 million for the year ended December 31, 2017 to eliminate acquisition-related transaction costs expensed in NCS’s and Spectrum’s historical consolidated statements of operations as they are non-recurring, direct and incremental costs of the acquisition. The decrease is partially offset by an increase in salaries of $0.4 million for the year ended December 31, 2017 for the Spectrum employees who entered into new employment agreements in connection with the acquisition.

(c)	Depreciation

Represents additional depreciation expense resulting from the purchase accounting valuation adjustments to property and equipment.

(d)	Amortization

Reflects amortization expense associated with intangible assets recorded in this transaction, which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight-line basis as provided for each class of intangible asset.

(e)	Interest expense, net

Represents interest expense using an effective interest rate of 5.5% on the $20.0 million of borrowings under the senior secured revolving credit facility incurred in connection with the Spectrum acquisition. Additionally, the adjustment includes amortization on the transaction fees incurred as a result of the amendment on the senior secured revolving credit facility related thereto, which are capitalized and amortized to interest expense over the term of the debt. These increases were partially offset by decreases due to the elimination of Spectrum’s historical interest expense and amortization on debt issuance costs as Spectrum’s historical debt was paid off at the closing of the acquisition.

(f)	Income tax (benefit) expense

NCS has assumed an approximately 36% U.S. federal and state blended statutory income tax rate and an approximately 27% Canadian blended statutory income tax rate related to the Spectrum entities when estimating the tax impacts of the appropriate pro forma adjustments.

On a historical basis, Spectrum’s U.S. operations were treated as a non-taxable partnership for federal and generally state income tax purposes. Therefore, the adjustments represent additional pro forma income tax (benefit) expense for Spectrum’s U.S. historical income using an approximately 36% U.S. federal and state blended statutory income tax rate.

These blended statutory rates of the combined company could be significantly different from what is presented in these unaudited pro forma condensed consolidated financial statements for a variety of reasons, including post acquisition activities.

(g)	Earnings (loss) per common share

Represents an adjustment to reflect the issuance of 355,658 shares of NCS’s common stock to certain unitholders of Spectrum who elected to have a portion of the consideration paid to them in equity. For the year ended December 31, 2017, only 235,806 shares were added as a pro forma adjustment as 119,852 shares were already included in the NCS weighted average common shares outstanding on a historical basis.